As filed with the Securities and Exchange Commission on February 22, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NAVISTAR INTERNATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	36-3359573
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2701 Navistar Drive

Lisle, IL 60532

(Address of principal executive offices, including zip code)

Navistar International Corporation 2013 Performance Incentive Plan

Non-Qualified Stock Option Award Agreement for Lewis B. Campbell

(Full title of the plans)

Steven K. Covey

Senior Vice President, General Counsel and Chief Ethics Officer

Navistar International Corporation

2701 Navistar Drive

Lisle, IL 60532

Telephone: (331) 332-5000

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One)

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Calculation of Registration Fee

Title of Securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.10	4,665,000 (2)	$27.05 (3)	$126,188,250	$17,213
Common Stock, par value $0.10	500,000 (4)	$22.98 (5)	$11,490,000	$1,568
Rights to Purchase Preferred Stock (6)	5,165,000
Total	5,165,000		$137,678,250	$18,781

(1)	This Registration Statement also registers additional securities to be offered or issued upon adjustment or changes made to the registered securities by reason of any stock splits, stock dividends or similar transactions as permitted by Rule 416(a) and Rule 416(b) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Includes 3,665,000 shares authorized for issuance under the Navistar International Corporation 2013 Performance Incentive Plan (the “PIP”), plus an aggregate of 1,000,000 shares subject to outstanding awards under the Registrant’s 2004 Performance Incentive Plan, the Navistar 1994 Performance Incentive Plan, the Navistar 1998 Supplemental Stock Plan, the 1998 Non-Employee Director Stock Option Plan and the Executive Stock Ownership Program that, if canceled, expired, forfeited, settled in cash, tendered to satisfy the purchase price of an award, withheld to satisfy tax obligations or otherwise terminated without a delivery of shares to the participant, will become available for issuance under the PIP.
(3)	Pursuant to Rule 457(c) under the Securities Act, the proposed maximum offering price per share is estimated solely for the purpose of calculating the registration fee and is based on the average of the high and low prices of shares of common stock, par value $0.10, of Navistar International Corporation (the “Registrant”) on the New York Stock Exchange on February 19, 2013, a date that is within five business days of the date on which this Registration Statement is being filed.
(4)	Includes 500,000 shares available for issuance under a certain stand-alone Nonqualified Stock Option Award Agreement between the Registrant and Lewis B. Campbell dated August 26, 2012, which was entered into pursuant to an Employment and Services Agreement between the Registrant and Lewis B. Campbell dated August 26, 2012.
(5)	Pursuant to Rule 457(h) under the Securities Act, the proposed maximum offering price per share is based on the price at which the options may be exercised for shares of the Registrant.
(6)	Pursuant to the Rights Agreement entered into on June 19, 2012, as amended, one right to purchase shares of preferred stock (each a “Right”) is deemed to be delivered with each share of common stock issued by the Registrant. The Rights currently are not separately transferable apart from the common stock, and they are not exercisable until the occurrence of certain events. Accordingly, no independent value has been attributed to the Rights.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by Navistar International Corporation (the “Registrant”) to register (i) 3,665,500 shares of common stock under the Registrant’s 2013 Performance Incentive Plan (the “PIP”), plus an aggregate of 1,000,000 shares of common stock subject to outstanding awards under the Registrant’s 2004 Performance Incentive Plan, the Navistar 1994 Performance Incentive Plan, the Navistar 1998 Supplemental Stock Plan, the 1998 Non-Employee Director Stock Option Plan and the Executive Stock Ownership Program that, if canceled, expired, forfeited, settled in cash, tendered to satisfy the purchase price of an award, withheld to satisfy tax obligations or otherwise terminated without a delivery of shares to the participant will become available for issuance under the PIP, (ii) 500,000 shares of common stock underlying options awarded to the Registrant’s Chief Executive Officer pursuant to a Nonqualified Stock Option Award Agreement between Registrant and Lewis B. Campbell dated August 26, 2012; and (iii) 5,165,000 rights to purchase preferred stock of the Registrant (“Rights”) associated with each share of common stock registered pursuant to this Registration Statement, which Rights currently are not separately transferable apart from the shares of common stock to which they attach, and are not exercisable until the occurrence of certain events.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

Information required by Part I, Item 1 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information.

The Registrant will furnish without charge to each person to whom the Section 10(a) prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Requests should be directed to Navistar International Corporation, 2701 Navistar Drive, Lisle, IL 60532, Attention: Steven K. Covey; telephone number (331) 332-5000.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 2012 filed with the Commission on December 19, 2012;

(b) The Registrant’s Current Reports on Form 8-K filed on February 15, 2013 and February 19, 2013; and

(c) The (i) description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A, filed with the Commission on June 27, 2008, as amended by the description of the number of authorized shares of common stock set forth in Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on February 17, 2011, and (ii) the description of the Registrant’s preferred stock purchase rights, as set forth in the Registrant’s Registration Statement on Form 8-A filed with the Commission on June 22, 2012, as amended by the Registration Statement on Form 8-A/A filed with the Commission on October 10, 2012, and as further amended by the Registration Statement on Form 8-A/A filed with the Commission on October 22, 2012.

All reports and other documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), and 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than Current Reports on Form 8-K containing only Regulation FD or Regulation G disclosure furnished under Items 2.02 and 7.01 of Form 8-K and any related exhibits furnished under Item 9.01 of Form 8-K, unless otherwise indicated therein), prior to filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. Current Reports on Form 8-K containing only Regulation FD or Regulation G disclosure furnished under Items 2.02 and 7.01 of Form 8-K and any related exhibits furnished under Item 9.01 of Form 8-K are not incorporated herein by reference.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Steven K. Covey, Senior Vice President, General Counsel and Chief Ethics Officer of the Registrant, has delivered an opinion to the effect that the shares of common stock and related Rights covered by this Registration Statement will be legally issued, fully paid and non-assessable. Mr. Covey beneficially owns 29,411 shares of common stock and has options to acquire an additional 145,706 shares of common stock.

Item 6. Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. Section 145 (“Section 145”) of the Delaware General Corporation Law, as the same exists or may hereafter be amended (the “DGCL”), provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reasons of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Article Eighth of the Registrant’s certificate of incorporation includes a provision which eliminates directors’ personal liability to the fullest extent permitted under the DGCL. Under Article Ninth of the Registrant’s certificate of incorporation and Article XII of its by-laws, as amended, the Registrant shall indemnify any person who was or is made a party or is threatened to be made party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Registrant (including any predecessor corporation of the Registrant), or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith to the fullest extent authorized by the DGCL. Such right of indemnification shall be a contract right and shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire under any statute, the Registrant’s certificate of incorporation, the Registrant’s by-laws, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant also maintains a policy of directors and officers liability insurance covering certain liabilities incurred by its directors and officers in connection with the performance of their duties.

The foregoing statements are subject to the detailed provisions of the DGCL and the certificate of incorporation and bylaws of the Registrant.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Reference is made to the Exhibit Index that immediately precedes the exhibits filed with this Registration Statement.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lisle, State of Illinois, on February 22, 2013.

NAVISTAR INTERNATIONAL CORPORATION

By:	/s/ Andrew J. Cederoth
Name:	Andrew J. Cederoth
Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below does hereby make, constitute and appoint Lewis B. Campbell, Andrew J. Cederoth and Steven K. Covey and each of them acting individually, true and lawful attorneys-in-fact and agents with power to act without the other and with full power of substitution, to execute, deliver and file, for and on such person’s behalf, and in such person’s name and capacity or capacities as stated below, any amendment (including post-effective amendments), exhibit or supplement to this Registration Statement, making such changes in the Registration Statement as such attorney-in-fact deems appropriate.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Lewis B. Campbell	Executive Chairman and	February 22, 2013
Lewis B. Campbell	Chief Executive Officer and Director
(Principal Executive Officer)

/s/ Andrew J. Cederoth Andrew J. Cederoth	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	February 22, 2013

/s/ Richard C. Tarapchak	Vice President and Controller	February 22, 2013
Richard C. Tarapchak	(Principal Accounting Officer)

/s/ John D. Correnti	Director	February 22, 2013
John D. Correnti

/s/ Michael N. Hammes	Director	February 22, 2013
Michael N. Hammes

/s/ Vincent J. Intrieri	Director	February 22, 2013
Vincent J. Intrieri

/s/ James H. Keyes	Director	February 22, 2013
James H. Keyes

/s/ Stanley A. McChrystal	Director	February 22, 2013
Stanley A. McChrystal

/s/ Samuel J. Merksamer	Director	February 22, 2013
Samuel J. Merksamer

/s/ John C. Pope	Director	February 22, 2013
John C. Pope

/s/ Mark H. Rachesky	Director	February 22, 2013
Mark H. Rachesky

/s/ Dennis D. Williams	Director	February 22, 2013
Dennis D. Williams

INDEX TO EXHIBITS

Exhibit Number	Description	Sequentially Numbered Page

4.1	Navistar International Corporation Restated Stock Certificate, filed with the Commission as Exhibit 4.20 to the Registrant’s Quarterly Report on Form 10-Q on March 11, 2002.	Incorporated by reference

4.2	Restated Certificate of Incorporation of Navistar International Corporation effective July 1, 1993, filed with the Commission as Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K on January 27, 1994.	Incorporated by reference

4.3	Certificate of Amendment to Restated Certificate of Incorporation, effective February 17, 2011, filed with the Commission as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K on February 17, 2011.	Incorporated by reference

4.4	Certificate of Amendment to Restated Certificate of Incorporation, effective February 21, 2012, filed with the Commission as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K on February 21, 2012.	Incorporated by reference

4.5	Certificate of Retirement of Stock, effective July 30, 2003, retiring the Class B common stock of the Registrant, filed with the Commission as Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q on September 12, 2003.	Incorporated by reference

4.6	Certificate of Elimination of Junior Participating Preferred Stock, Series A, effective June 20, 2012, eliminating the Junior Participating Preferred Stock, Series A of the Registrant, filed with the Commission as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K on June 20, 2012.	Incorporated by reference

4.7	Certificate of Designation, Preferences and Rights of Junior Participating Preferred Stock, Series A, effective June 20, 2012, establishing the Series A Preferred Stock of the Registrant, filed with the Commission as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K on June 20, 2012.	Incorporated by reference

4.8	Third Amended and Restated By-Laws of Navistar International Corporation, effective October 5, 2012, filed with the Commission as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K on October 10, 2012.	Incorporated by reference

4.9	Rights Agreement, dated as of June 19, 2012, by and between the Registrant and Computershare Shareowner Services LLC, as rights agent, filed with the Commission as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K on June 20, 2012.	Incorporated by reference

4.10	Amendment No. 1 to the Rights Agreement, effective as of October 5, 2012, between the Registrant and Computershare Shareowner Services LLC, as rights agent, filed with the Commission as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K on October 10, 2012.	Incorporated by reference

4.11	Amendment No. 2 to the Rights Agreement, effective as of October 5, 2012, between the Registrant and Computershare Shareowner Services LLC, as rights agent, filed with the Commission as Exhibit 4.2 to the Registrant’s Current Report on Form 8-K on October 10, 2012.	Incorporated by reference

5.1	Legal Opinion of General Counsel	Filed herewith electronically

23.1	Consent of KPMG LLP	Filed herewith electronically

23.2	Consent of General Counsel	Included in the Legal Opinion filed as Exhibit 5.1 hereto

24.1	Powers of Attorney	Included on the signature page of this Registration Statement

99.1	Navistar International Corporation 2013 Performance Incentive Plan, effective February 19, 2013, filed with the Commission as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K on February 19, 2013.	Incorporated by reference

99.2	Non-Qualified Stock Option Award Agreement and supplement thereto, dated August 26, 2012, between the Registrant and Lewis B. Campbell, filed with the Commission as Exhibit 10.5 to the Registrant’s Current Report on Form 8-K on August 30, 2012.	Incorporated by reference